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Filed Pursuant to Rule 424(b)(2)
File No. 333-151868

Prospectus Supplement
September 3, 2008
(To Prospectus dated July 2, 2008)

$200,000,000

Northern States Power Company
(a Wisconsin corporation)

6.375% First Mortgage Bonds, Series due September 1, 2038

         This is an offering of $200,000,000 of 6.375% First Mortgage Bonds, Series due September 1, 2038 to be issued by Northern States Power Company, a Wisconsin corporation. We will pay interest on the first mortgage bonds on March 1 and September 1 of each year, commencing March 1, 2009. The first mortgage bonds will mature on September 1, 2038. We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price as described in this prospectus supplement.

         The first mortgage bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the first mortgage bonds. Please read the information provided under the caption "Supplemental Description of the First Mortgage Bonds" in this prospectus supplement and under the caption "Description of the First Mortgage Bonds" in the accompanying prospectus for a more detailed description of the first mortgage bonds.

         The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

         Investing in the first mortgage bonds involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us(2)

Per 6.375% First Mortgage Bond	99.235%	0.875%	98.360%

Total	$198,470,000	$1,750,000	$196,720,000

(1)
Plus accrued interest, if any, from September 10, 2008.

(2)
Before deduction of expenses payable by us estimated at $450,000.

         We expect that delivery of the first mortgage bonds will be made to purchasers through the facilities of The Depository Trust Company on or about September 10, 2008.

Joint Book-Running Managers

Banc of America Securities LLC	BNY Mellon Capital Markets, LLC

Co-Manager

KeyBanc Capital Markets

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering in this prospectus supplement. The accompanying base shelf prospectus dated July 2, 2008 is referred to as the "accompanying prospectus" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. We have not authorized anyone to provide you with different information, and if given, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

        If the description of the first mortgage bonds varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). You should be advised that trading of the first mortgage bonds may be affected by the T+5 settlement. See "Underwriting" in this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Risk Factors	1
About This Prospectus	1
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	3
Our Company	4
Use of Proceeds	5
Ratio of Consolidated Earnings to Consolidated Fixed Charges	5
Description of the First Mortgage Bonds	6
Description of the Senior Unsecured Debt Securities	13
Book-Entry System	18
Plan of Distribution	20
Legal Opinions	21
Experts	21

 SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." These statements are based on management's beliefs as well as assumptions and information currently available to management. When used in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, the words "anticipate," "believe, "estimate," "expect," "intend," "may," "objective," "outlook," "plan," "projected," "possible," "potential," "should" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

  •
  economic conditions, including their impact on capital expenditures and our ability to obtain financing on favorable terms, inflation rates and monetary fluctuations;

  •
  business conditions in the energy business;

  •
  trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, or the SEC, the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

  •
  availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us or our parent, Xcel Energy Inc., or Xcel Energy; or security ratings;

  •
  factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or natural gas pipeline constraints;

  •
  employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages;

  •
  increased competition in the utility industry;

  •
  state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

  •
  social attitudes regarding the utility and power industries;

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  significant slowdown in growth or decline in the U.S. economy, delay in growth or recovery of the U.S. economy or increased cost for insurance premiums, security and other items;

  •
  risks associated with implementation of new technologies; and

  •
  other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, and other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

 PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds offered by this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the "Company," "we," "us" and "our" refer to Northern States Power Company, a Wisconsin corporation.

The Company

        We were incorporated in 1901 under the laws of Wisconsin. We are an operating utility engaged in the generation, transmission, distribution and sale of electricity in portions of northwestern Wisconsin and in the western portion of the Upper Peninsula of Michigan. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas in the same service territory. At December 31, 2007, we provided electric utility service to approximately 246,000 customers and natural gas utility service to approximately 102,000 customers.

        We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Public Service Company of Colorado, a Colorado corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Minnesota corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors and many of our executive officers also are executive officers of Xcel Energy.

        We own the following direct subsidiaries: Chippewa and Flambeau Improvement Co., which operates hydro reservoirs; Clearwater Investments Inc., which owns interests in affordable housing; and NSP Lands, Inc., which holds real estate.

        Our principal executive offices are located at 1414 West Hamilton Avenue, Eau Claire, Wisconsin 54702-0008, and our telephone number is (715) 839-2625.

The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption "Supplemental Description of the First Mortgage Bonds," and the accompanying prospectus, including the information under the caption "Description of the First Mortgage Bonds," and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Northern States Power Company, a Wisconsin corporation.
Securities Offered	$200,000,000 principal amount of 6.375% first mortgage bonds, series due September 1, 2038.
Maturity	September 1, 2038.
Interest Rate	6.375% per year.
Interest Payment Dates	March 1 and September 1 of each year, beginning on March 1, 2009.
Ranking

The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under our Indenture dated April 1, 1947, as supplemented and restated, or the Mortgage Indenture, from us to U.S. Bank National Association, as successor trustee, or the Mortgage Trustee. As of June 30, 2008, there were two series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $215 million.

Collateral	The first mortgage bonds are secured by a first mortgage lien on substantially all of our real and fixed properties, leasehold rights, franchises and permits, subject to limited exceptions.
Ratings

The first mortgage bonds have been assigned a rating of "A" by Standard & Poor's Ratings Services, "A2" by Moody's Investors Service, Inc. and "A+" by FitchRatings. Ratings from credit rating agencies are not recommendations to buy, sell or hold the first mortgage bonds and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

Optional Redemption	We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of the first mortgage bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below under the caption "Supplemental Description of the First Mortgage Bonds—Optional Redemption") plus 35 basis points, plus accrued and unpaid interest to the date fixed for redemption.
Sinking Fund	None.
Use of Proceeds

We intend to add the net proceeds from the sale of the first mortgage bonds offered by this prospectus supplement to our general funds and apply a portion of such net proceeds to fund the payment at maturity of $80 million of 7.64% Senior Notes due October 1, 2008 and the repayment of short-term debt. The balance of the net proceeds will be used for general corporate purposes that may include the refinancing of higher-interest rate long-term debt and general working capital.

Trustee	U.S. Bank National Association.
Governing Law	The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of Wisconsin.

 RISK FACTORS

        You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and the information under the caption "Critical Accounting Policies" in this prospectus supplement, before purchasing the first mortgage bonds offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the first mortgage bonds. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

        As described under the caption "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered by this prospectus supplement.

The first mortgage bonds have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

        Although the first mortgage bonds generally may be resold or otherwise transferred by holders who are not our affiliates, they will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in the first mortgage bonds, but they have no obligation to do so and may discontinue market making at any time without providing notice. There can be no assurance that a market for the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of the first mortgage bonds on any securities exchange or automated quotation system.

You should not rely on the interest payments from the first mortgage bonds through their maturity date—they may be redeemed at our option at any time.

        The first mortgage bonds may be redeemed at any time, in whole or in part, at a "make whole" redemption price described under the caption "Supplemental Description of the First Mortgage Bonds—Optional Redemption."

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the first mortgage bonds, less underwriting discounts and estimated costs, will be approximately $196.3 million. We intend to add the net proceeds from the sale of the first mortgage bonds offered by this prospectus supplement to our general funds and apply a portion of such net proceeds to fund the payment at maturity of $80 million of 7.64% Senior Notes due October 1, 2008. The balance of the net proceeds will be used for the repayment of short-term debt (including notes payable to affiliates) and general corporate purposes that may include the refinancing of higher-interest rate long-term debt and general working capital. At June 30, 2008, we had approximately $37.55 million of short-term debt outstanding with a weighted average annual interest rate of 3.06%.

RATIOS OF CONSOLIDATED EARNINGS TO
CONSOLIDATED FIXED CHARGES

        The table below sets forth our ratios of consolidated earnings to consolidated fixed charges for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
	(unaudited)
Ratio of Consolidated Earnings to Consolidated Fixed Charges	3.5	3.5	3.8	2.7	4.9	4.6
Pro Forma Ratio of Consolidated Earnings to Consolidated Fixed Charges	2.9	3.0

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings (loss) of unconsolidated investees and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense. The pro forma ratio of earnings to fixed charges reflects the issuance of the first mortgage bonds offered by this prospectus supplement and the use of proceeds as described under the caption "Use of Proceeds" in this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2008. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and with the information under the caption "Selected Consolidated Financial Data" included elsewhere in this prospectus supplement.

	As of June 30, 2008
	(Thousands of Dollars)	% of Capitalization
	(unaudited)
Current portion of long-term debt	$80,258	9.7%
Notes payable to affiliates	37,550	4.5
Long-term debt	235,426	28.5

Total debt	353,234	42.7
Common stockholder's equity	473,940	57.3

Total capitalization	$827,174	100.0%

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, have been derived from our audited consolidated financial statements and the related notes. The selected consolidated financial data as of June 30, 2008 and 2007 and for the six months ended June 30, 2008 and 2007 have been derived from our unaudited consolidated financial statements and the related notes. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2008, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
	(Thousands of Dollars)
Consolidated Statement of Income Data:
Operating revenues	$432,378	$387,471	$781,517	$735,073	$681,757
Operating expenses	391,764	354,647	702,706	645,945	617,558

Operating income	40,614	32,824	78,811	89,128	64,199

Other income	1,047	1,127	2,716	975	543
Interest charges and financing costs	10,978	10,770	21,543	21,961	23,109
Income taxes	11,552	8,753	22,118	24,468	15,060

Net income	$19,131	$14,428	$37,866	$43,674	$26,573

		December 31,
	June 30, 2008
		2007	2006
	(unaudited)
	(Thousands of Dollars)
Consolidated Balance Sheet Data:
Current assets	$154,424	$176,748	$150,181
Property, plant and equipment, net	991,852	975,609	947,930
Other assets	183,243	164,915	153,176

Total assets	$1,329,519	$1,317,272	$1,251,287

Current portion of long-term debt	$80,258	$80,266	$34
Notes payable to affiliates	37,550	59,250	31,050
Other current liabilities	78,853	89,465	80,986

Total current liabilities	196,661	228,981	112,070

Deferred credits, other liabilities and minority interest	423,492	387,501	362,306
Long-term debt	235,426	235,402	315,630
Common stockholder's equity	473,940	465,388	461,281

Total liabilities and equity	$1,329,519	$1,317,272	$1,251,287

 CRITICAL ACCOUNTING POLICIES

        You should consider the financial data and other information contained in our audited and unaudited consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to purchase the first mortgage bonds.

        Preparation of the consolidated financial statements and related disclosures in compliance with generally accepted accounting principles requires the application of accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements and disclosures, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and on the results reported even if the nature of the accounting policies applied have not changed. The accounting policies described below are the most critical to the portrayal of our financial condition and results, and require management's most difficult, subjective or complex judgments. Each of these has a higher potential likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been discussed with the audit committee of Xcel Energy's board of directors.

Regulatory Accounting

        We are a rate-regulated entity that is subject to the Financial Accounting Standards Board's, or FASB, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). SFAS No. 71 provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates, if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates could be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of current and future cash flows. Regulatory assets represent incurred or accrued costs that have been deferred because they are probable of future recovery from customers. Regulatory liabilities represent incurred or accrued credits that have been deferred because they will be returned to customers in future rates. In other businesses or industries, regulatory assets would be charged to expense and regulatory liabilities would be recorded as income. As of December 31, 2007 and 2006, we have recorded regulatory assets of approximately $114.4 million and $96.4 million, respectively, and regulatory liabilities of approximately $103.3 million and $111.8 million, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs, in any such jurisdiction, ceases to be probable, we would be required to charge these assets to current earnings. However, there are no current or expected proposals or changes in the regulatory environment that impact the probability of future recovery of these assets. In addition, deregulation would be a change that occurs over time, due to legal processes and procedures, which could moderate the impact on our consolidated financial statements.

Income Tax Accruals

        Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of effective tax rates.

        Effective tax rates are also highly impacted by assumptions. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, such as income levels, deductions and credits, by legal entity; adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

        In accordance with the interim reporting rules under Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 28") a tax expense or benefit is recorded every quarter to eliminate the difference in continuing operations tax expense computed based on the actual year-to-date effective tax rates and the forecasted annual effective tax rates.

        FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48") has impacted the income tax accrual process in that the new accounting rule requires that only tax benefits that meet the "more likely than not" recognition threshold can be recognized or continue to be recognized. The change in the unrecognized tax benefits needs to be reasonably estimated based on evaluation of the nature of uncertainty, the nature of the event that could cause the change and an estimate of a range of reasonably possible changes. At any period end, and as new developments occur, management will use prudent business judgment to unrecognize appropriate amounts of tax benefits. Unrecognized tax benefits can be recognized as issues are favorably resolved and loss exposures decline. As required, we adopted FIN 48 as of January 1, 2007, and the initial derecognition amounts were reported as a cumulative effect of a change in accounting principle. The cumulative effect of the change, which was reported as an adjustment to the beginning balance of retained earnings, was not material.

        As disputes with the Internal Revenue Service and state tax authorities are resolved over time, we may need to adjust our unrecognized tax benefits and interest accruals to the updated estimates needed to satisfy tax and interest obligations for the related issues. These adjustments may be favorable or unfavorable, increasing or decreasing earnings.

Employee Benefits

        Xcel Energy offers various benefit plans to benefit employees, including ours. Xcel Energy's pension costs are based on an actuarial calculation that includes a number of key assumptions, most notably the annual return level that pension investment assets will earn in the future and the interest rate used to discount future pension benefit payments to a present value obligation for financial reporting. In addition, the actuarial calculation uses an asset-smoothing methodology to reduce the volatility of varying investment performance over time. A portion of Xcel Energy's pension costs are allocated to its operating subsidiaries, including us.

        Pension costs have been increasing in recent years, but are expected to decrease over the next several years, due to higher-than-expected investment returns experienced in recent years, as well as voluntary company contributions. While Xcel Energy's investment returns exceeded the assumed level of 8.75% in 2006 and 2005 and 9.00% in 2004, investment returns in 2007, 2003 and 2002 were below the assumed level of 8.75%, 9.25% and 9.50%, respectively, and discount rates have increased to 6.00% used in 2007. Xcel Energy continually reviews its pension assumptions and, in 2008, expects to maintain the investment return assumption at 8.75% and to increase the discount rate assumption to 6.25%.

        The investment gains or losses resulting from the difference between the expected pension returns assumed on asset levels and actual returns earned are deferred in the year the difference arises and recognized over the subsequent five-year period. This gain or loss recognition occurs by using a five-year, moving-average value of pension assets to measure expected asset returns in the cost-determination process, and by amortizing deferred investment gains or losses over the subsequent five-year period. Based on current assumptions and the recognition of past investment gains and losses over the next five years, Xcel Energy currently projects that the pension costs recognized for financial reporting purposes in continuing operations will decrease from an expense of $11.4 million in 2007 to income of $6.0 million in 2008 and income of $8.4 million in 2009, of which $1.6 million in both 2008 and 2009 will be allocated to us.

        Xcel Energy bases its discount rate assumption on benchmark interest rates from Moody's. At December 31, 2007, the annualized Moody's Baa index rate was 6.56%, and the Aaa index rate was 5.41%. Accordingly, Xcel Energy increased the discount rate to 6.25% as of December 31, 2007. This rate was used to value the actuarial benefit obligations at that date, and will be used in 2008 pension cost determinations. At December 31, 2006, the annualized Moody's Baa index rate was 6.35%, and the Aaa index rate was 5.46%. The corresponding pension discount rate was 6.00%.

        The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. Xcel Energy projects that no cash funding would be required for 2008. However, Xcel Energy expects to make voluntary contributions in 2008 to maintain a level of funded status that allows for future funding flexibility and reduces cash flow volatility under the Pension Protection Act. These amounts are estimates and may change based on actual market performance, changes in interest rates and any changes in governmental regulations. Therefore, additional contributions could be required in the future. However, all pension costs are expected to be recoverable in rates.

        If Xcel Energy were to use alternative assumptions for pension cost determinations, a 1% change would result in the following impact on the estimates recognized by us:

	Pension Costs
	+1%	-1%
	(Millions of Dollars)
Effect on December 31, 2007 Benefit Obligations:
Rate of Return	$(1.6)	$1.6
Discount Rate	0.1	(0.1)

        Effective December 31, 2007, Xcel Energy reduced its initial medical trend assumption from 9.0% to 8.0%. The ultimate trend assumption remained unchanged at 5.0%. The period until the ultimate rate is reached is six years. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost increases experienced by Xcel Energy's retiree medical plan.

        We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the varying assumptions and uncertainties for each area. The information and assumptions underlying many of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect the events and updated information that becomes available. The consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007 reflect management's best estimates and judgments of the impact of these factors as of December 31, 2007.

        These policies are further discussed in the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007.

 LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)
Net cash provided by operating activities	$78,867	$59,727	$83,608	$110,624

        Net cash provided by operating activities increased by approximately $19.1 million, or 32.1%, for the first six months of 2008 compared with the first six months of 2007. The increase was largely due to changes in working capital activity resulting primarily from the timing of unbilled revenues and net regulatory assets and liabilities, along with an increase in net income. The increase was partially offset by the timing of accounts payable.

        Net cash provided by operating activities decreased by approximately $27.0 million, or 24.4%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. The decrease was largely due to changes in working capital activity resulting primarily from the timing of accounts receivable, unbilled revenues, inventories, net regulatory assets and liabilities and other noncurrent liabilities. The decrease was partially offset by the timing of deferred income taxes and accounts payable.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)
Net cash used in investing activities	$(44,055)	$(36,318)	$(77,705)	$(56,627)

        Net cash used in investing activities increased by approximately $7.7 million, or 21.3%, for the first six months of 2008 compared with the first six months of 2007. This increase was largely due to increased capital and construction expenditures.

        Net cash used in investing activities increased by approximately $21.1 million, or 37.2%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. This increase was largely due to increased capital and construction expenditures.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)
Net cash used in financing activities	$(32,416)	$(23,840)	$(6,314)	$(53,516)

        Net cash used in financing activities increased by approximately $8.6 million, or 36.0%, for the first six months of 2008 compared with the first six months of 2007. This increase was largely due to increased repayments of notes payable to affiliates partially offset by increased capital contributions.

        Net cash used in financing activities decreased by approximately $47.2 million, or 88.2%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. This decrease was largely due to increased proceeds and decreased repayments of notes payable to affiliates. The decrease was partially offset by decreased capital contributions.

Capital Requirements

         Capital Expenditures.    The estimated cost, as of December 31, 2007, of our capital expenditure programs and other capital requirements for the years 2008, 2009 and 2010 are shown in the table below.

	2008	2009	2010
	(Millions of Dollars)
Total capital expenditures	$100	$90	$80
Debt maturities and interest payments	99	14	15

Total capital requirements	$199	$104	$95

        Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, regulatory decisions, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment, and merger, acquisition and divestiture opportunities to support corporate strategies may impact actual capital requirements.

         Contractual Obligations and Other Commitments.    We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(Thousands of Dollars)
Long-term debt principal and interest payments	$522,975	$98,635	$29,013	$27,637	$367,690
Operating leases(1)	596	384	88	17	107
Unconditional purchase obligations	100,208	31,250	20,033	11,501	37,424
Other long-term obligations	923	12	911	—	—
Payments to vendors in process	1,421	1,421	—	—	—
Short-term debt	59,250	59,250	—	—	—

Total contractual cash obligations(2)(3)	$685,373	$190,952	$50,045	$39,155	$405,221

(1)
Under some leases, including most of our railcar, vehicle and equipment and aircraft leases, we must sell or purchase the property that we lease if we choose to terminate before the scheduled lease expiration date. As of December 31, 2007, the amount that we would have to pay if we chose to terminate these leases was approximately $3.8 million. In addition, at the end of the equipment leases' terms, each lease must be extended, equipment must be purchased for the greater of the fair value or unamortized value or equipment must be sold to a third party with us making up any deficiency between the sales price and the unamortized value.

(2)
The amounts reflected in this table do not include our obligations under the Interchange Agreement with our affiliate, Northern States Power Company, a Minnesota corporation ("NSP-Minnesota"), pursuant to which we share, on a proportional basis, all costs related to generation and transmission for the integrated electric system of the two companies. The Interchange Agreement costs of NSP-Minnesota allocated to us in 2007 were $372.2 million, and $120.2 million of our costs were allocated to NSP-Minnesota for the same period. Costs allocated to us under the Interchange Agreement are used, among other things, to establish our retail rates in biennial rate proceedings before the Public Service Commission of Wisconsin. The Interchange Agreement can be terminated upon five years' notice or upon mutual agreement.

(3)
We also have outstanding authority under contracts and blanket purchase orders to purchase up to approximately $65.4 million of goods and services through the year 2013, in addition to the amounts disclosed in this table and in the forecasted capital expenditures.

Dividend Policy

        Historically, we have paid quarterly dividends to Xcel Energy. In 2006, 2007 and the first six months of 2008, we paid dividends to Xcel Energy of $40.2 million, $42.4 million and $18.9 million, respectively. The payment of dividends is subject to the FERC's jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

        We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

Short-Term Funding Sources

        Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable and borrowings from NSP-Minnesota. We have an intercompany borrowing arrangement with NSP-Minnesota for up to $150 million, with interest charged at NSP-Minnesota's short-term borrowing rate. The amount and timing of our short-term funding needs depend in large part on our financing needs for utility construction expenditures and working capital as discussed previously under "—Capital Requirements." Upon completion of this offering, the intercompany borrowing arrangement with NSP-Minnesota will decline to a maximum of $100 million.

        Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

        Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy's operations on an ongoing basis.

        Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption "Risk Factors," our credit ratings could be further lowered or withdrawn in the future.

        As of June 30, 2008, we had cash and cash equivalents of approximately $3.1 million.

 SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

        Please read the following information concerning the first mortgage bonds offered by this prospectus supplement in conjunction with the statements under the caption "Description of the First Mortgage Bonds" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Mortgage Indenture, as supplemented by the Supplemental Trust Indenture dated as of September 1, 2008 relating to the first mortgage bonds offered by this prospectus supplement. The Mortgage Indenture, as supplemented and restated, is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of June 30, 2008, there were two series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $215 million.

General

        We will offer $200 million principal amount of 6.375% First Mortgage Bonds, Series due September 1, 2038 as a series of first mortgage bonds under the Mortgage Indenture, as supplemented and restated. The entire principal amount of the first mortgage bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 1, 2038.

Interest Payments

        Each first mortgage bond will bear interest at the annual rate set forth on the cover page of this prospectus supplement from September 10, 2008, payable semi-annually on March 1 and September 1 of each year, beginning March 1, 2009, to the person in whose name the first mortgage bond is registered at the close of business on the February 15 or August 15 immediately preceding such March 1 and September 1. Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium to DTC (as defined in the accompanying prospectus under the caption "Description of the First Mortgage Bonds") or its nominee. See "Book-Entry System" in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed. In the event that any date on which interest is payable on the first mortgage bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term "business day" means any day other than a Saturday or Sunday or a day on which the offices of the Mortgage Trustee in the City of St. Paul, Minnesota, are closed pursuant to authorization of law.

Reopening of Series

        We may, from time to time, without the consent of the holders of the first mortgage bonds offered by this prospectus supplement, reopen the first mortgage bonds and issue additional first mortgage bonds of that series with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the first mortgage bonds offered by this prospectus supplement. Any such additional first mortgage bonds, together with the first mortgage bonds offered by this prospectus supplement, will constitute a single series under the Mortgage Indenture.

Optional Redemption

        We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of first mortgage bonds being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 35 basis points, plus accrued and unpaid interest to the date fixed for redemption.

        "Treasury Yield" means, for any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated on the third business day preceding the date fixed for redemption.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the first mortgage bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the first mortgage bonds being redeemed.

        "Comparable Treasury Price" means (1) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for the date fixed for redemption, or (2) if the Mortgage Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means Banc of America Securities LLC or BNY Mellon Capital Markets, LLC or their respective successors or, if such firms or successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Mortgage Trustee after consultation with us.

        "Reference Treasury Dealer" means (1) each of Banc of America Securities LLC and BNY Mellon Capital Markets, LLC and any other primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer") designated by, and not affiliated with, Banc of America Securities LLC or BNY Mellon Capital Markets, LLC or their respective successors, provided, however, that if Banc of America Securities LLC or BNY Mellon Capital Markets, LLC or any of their respective designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us after consultation with an Independent Investment Banker.

        "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third business day preceding the date fixed for redemption.

        To exercise our option to redeem any of the first mortgage bonds, we will mail a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption to the holders of the first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be DTC, its nominee or a successor depository). If we elect to redeem fewer than all the first mortgage bonds, the Mortgage Trustee will select in a manner as it deems fair and appropriate the particular first mortgage bonds or portions of them to be redeemed.

        On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Sinking Fund

        The first mortgage bonds do not provide for any sinking fund.

Form and Denomination

        The first mortgage bonds will be issued as one or more global notes in the name of DTC or a nominee of DTC and will be available only in book-entry form. See "Book-Entry System" in the accompanying prospectus. The first mortgage bonds are available for purchase in denominations of a multiple of $1,000.

Events of Default

        See "Description of the First Mortgage Bonds—Defaults" in the accompanying prospectus.

Same-Day Settlement and Payment

        The underwriters will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

        The first mortgage bonds will trade in DTC's same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Governing Law

        The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of Wisconsin.

 UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom Banc of America Securities LLC and BNY Mellon Capital Markets, LLC are acting as representatives), and each of the underwriters has severally agreed to purchase, the respective principal amounts of first mortgage bonds set forth opposite its name below:

Underwriters	Principal Amount
Banc of America Securities LLC	$85,000,000
BNY Mellon Capital Markets, LLC	85,000,000
KeyBanc Capital Markets Inc.	30,000,000

Total	$200,000,000

        The underwriters have agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of these first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the first mortgage bonds offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have advised us that they propose to offer the first mortgage bonds offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of 0.50% of the principal amount of the first mortgage bonds. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the first mortgage bonds on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriters may change the offering price and the other selling terms. The offering of the first mortgage bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the first mortgage bonds):

Paid by the Company
Per First Mortgage Bond	0.875%

        We estimate that our share of the total expenses of this offering, excluding discounts and commissions, will be approximately $450,000.

        The first mortgage bonds are a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the first mortgage bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of the first mortgage bonds on any securities exchange or automated quotation system.

        In connection with the offering of the first mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the first mortgage bonds. Specifically, the underwriters may sell a greater number of first mortgage bonds than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, first mortgage bonds in the open market to cover syndicate short positions or to stabilize the price of the first mortgage bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the syndicate repurchases previously distributed first mortgage bonds in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the first mortgage bonds above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the first mortgage bonds. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased first mortgage bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

        It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). Under Rule 15(c)6-1 under the Securities Exchange Act of l934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the first mortgage bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the first mortgage bonds who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions. Sales of the first mortgage bonds by BNY Mellon Capital Markets, LLC will be effected by Broadpoint Capital, Inc., as distribution agent. Affiliates of BNY Mellon Capital Markets, LLC serve as trustee or transfer agent for some of our affiliates.

        No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this document and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

PROSPECTUS

$250,000,000

NORTHERN STATES POWER COMPANY
(a Wisconsin corporation)

1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 839-2625

FIRST MORTGAGE BONDS

SENIOR UNSECURED DEBT SECURITIES

        We may offer for sale, from time to time, up to $250,000,000 aggregate principal amount of our first mortgage bonds or senior unsecured debt securities. We may sell our first mortgage bonds or senior unsecured debt securities in one or more series (1) through underwriters or dealers, (2) directly to a limited number of institutional purchasers or (3) through agents. See "Plan of Distribution." The particular type of security being sold as well as the amount and terms of the sale of a series of our first mortgage bonds or senior unsecured debt securities will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our first mortgage bonds or senior unsecured debt securities. We cannot sell any of these first mortgage bonds or senior unsecured debt securities unless this prospectus is accompanied by a prospectus supplement. That prospectus supplement will include, if applicable:

  •
  the names of any underwriters, dealers or agents involved in the distribution of that series of first mortgage bonds or senior unsecured debt securities;

  •
  any applicable commissions or discounts and the net proceeds to us from that sale;

  •
  the aggregate principal amount and offering price of that series of first mortgage bonds or senior unsecured debt securities;

  •
  the rate or rates (or method of calculation) of interest;

  •
  the time or times and place of payment of interest;

  •
  the maturity date or dates; and

  •
  any redemption terms or other specific terms of that series of first mortgage bonds or senior unsecured debt securities.

        See "Risk Factors" on page 1 of this prospectus, in any prospectus supplement that will accompany this prospectus and in the documents incorporated by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2008.

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates by reference important business and financial information about us that is contained in documents that we file with the Securities and Exchange Commission but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources.

        You may also obtain copies of the documents incorporated by reference, without charge, upon written or oral request to the Corporate Secretary, Northern States Power Company, c/o Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

        For more information, see "Where You Can Find More Information."

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information, and if given, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

Risk Factors	1
About This Prospectus	1
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	3
Our Company	4
Use of Proceeds	5
Ratio of Consolidated Earnings to Consolidated Fixed Charges	5
Description of the First Mortgage Bonds	6
Description of the Senior Unsecured Debt Securities	13
Book-Entry System	18
Plan of Distribution	20
Legal Opinions	21
Experts	21

i

 RISK FACTORS

        Investing in our securities involves risks. Before buying any of our securities, you should carefully consider the risks and other information we include under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and other documents that we file with the SEC and that are incorporated by reference in this prospectus. In addition, you should consider any risks and uncertainties that we may include in a prospectus supplement accompanying this prospectus that relates to a specific issue of securities.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules are also available at the SEC's Public Reference Room or through its website as described under the caption "Where You Can Find More Information."

        This prospectus provides you with a general description of the first mortgage bonds and senior unsecured debt securities we may offer. Each time we sell first mortgage bonds or senior unsecured debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or amend information contained in this prospectus. You should read this prospectus and the documents it incorporates by reference, the registration statement of which this prospectus forms a part and the related exhibits and schedules filed with the SEC and any prospectus supplement accompanying this prospectus together with the additional information described under the caption "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "anticipate," "believe," "estimate," "expect," "intend," "may," "objective," "outlook," "plan," "project," "potential," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. You are cautioned not to rely unduly on any forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  economic conditions, including their impact on capital expenditures and our ability to obtain financing on favorable terms, inflation rates and monetary fluctuations;

  •
  business conditions in the energy business;

  •
  trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

  •
  availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, our parent, Xcel Energy Inc., or Xcel Energy, or us; or security ratings;

  •
  factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or natural gas pipeline constraints;

  •
  employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages;

  •
  increased competition in the utility industry;

  •
  state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the utility industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

  •
  social attitudes regarding the utility and power industries;

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  significant slowdown in growth or decline in the U.S. economy, delay in growth or recovery of the U.S. economy or increased cost for insurance premiums, security and other items;

  •
  risks associated with implementation of new technologies; and

  •
  other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        These risks and uncertainties are discussed in more detail under the captions "Risk Factors," "Business" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and other documents that we file with the SEC and that are incorporated by reference in this prospectus. You may obtain copies of these documents as described under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public on the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        We are "incorporating by reference" the documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made after the date of this prospectus, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of the securities offered by this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 25, 2008; and

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 5, 2008.

        We are not required to, and do not, provide annual reports to holders of our first mortgage bonds or senior unsecured debt securities unless specifically requested by such a holder.

        We will provide, without charge, to each person, including any beneficial owner of our first mortgage bonds or senior unsecured debt securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

  Northern States Power Company
  c/o Xcel Energy Inc.
  414 Nicollet Mall
  Minneapolis, Minnesota 55401
  Attn: Corporate Secretary
  (612) 330-5500

 OUR COMPANY

        We were incorporated in 1901 under the laws of Wisconsin. We are an operating utility engaged in the generation, transmission, distribution and sale of electricity in portions of northwestern Wisconsin and in the western portion of the Upper Peninsula of Michigan. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas in the same service territory. At December 31, 2007, we provided electric utility service to approximately 246,000 customers and natural gas utility service to approximately 102,000 customers. The wholesale customers we serve comprised approximately 8% of our total sales in 2007. Approximately 98% our retail electric operating revenues were derived from operations in Wisconsin during 2007.

        We are a wholly owned subsidiary of Xcel Energy, a Minnesota corporation. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Public Service Company of Colorado, a Colorado corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Minnesota corporation, or NSP-Minnesota.

        Our electric production and transmission system is managed as an integrated system with that of NSP-Minnesota, jointly referred to as the NSP System. The electric production and transmission costs of the entire NSP System are shared by us and NSP-Minnesota. A Federal Energy Regulatory Commission-approved agreement between the two companies, called the Interchange Agreement, provides for the sharing of all costs of generation and transmission facilities of the NSP System, including capital costs. Such costs include current and potential obligations of NSP-Minnesota related to its nuclear generating facilities.

        We own the following direct subsidiaries: Chippewa and Flambeau Improvement Co., which operates hydro reservoirs; Clearwater Investments Inc., which owns interests in affordable housing; and NSP Lands, Inc., which holds real estate.

        Our principal executive offices are located at 1414 W. Hamilton Avenue, Eau Claire, Wisconsin 54701, and our telephone number is (715) 839-2625.

 USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement relating to the issue of a particular series of first mortgage bonds or senior unsecured debt securities, we intend to use the net proceeds from the sale of the first mortgage bonds or senior unsecured debt securities offered by this prospectus for general corporate purposes, including capital expenditures, repayment of short-term debt (including notes payable to affiliates) and refunding of long-term debt at maturity or otherwise. As of March 31, 2008, the current portion of our long-term debt was $80.3 million and the current portion of notes payable to affiliates was $26.7 million. The specific allocation of the proceeds of a particular series of the first mortgage bonds or senior unsecured debt securities will be described in the prospectus supplement relating to that series.

RATIO OF CONSOLIDATED EARNINGS TO CONSOLIDATED FIXED CHARGES

(unaudited)

	Three Months Ended March 31,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of consolidated earnings to consolidated fixed charges	4.5	3.5	3.8	2.7	4.9	4.6

        For purposes of computing the ratio of consolidated earnings to consolidated fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings (loss) of unconsolidated investees and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

 DESCRIPTION OF THE FIRST MORTGAGE BONDS

        The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the first mortgage bonds will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the first mortgage bonds have been filed as exhibits to the registration statement of which this prospectus constitutes a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

        The first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company, or DTC, as depository, or Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption "Book-Entry System" in this prospectus.

General

        We may issue the first mortgage bonds from time to time in one or more new series under the Indenture dated April 1, 1947, which we refer to as the 1947 Indenture, as previously supplemented by nine supplemental trust indentures, a Supplemental and Restated Trust Indenture dated March 1, 1991, which we refer to as the Restated Indenture, and as to be supplemented by one or more new supplemental indentures for the first mortgage bonds, which we collectively refer to as the Mortgage Indenture, all from us to U.S. Bank National Association, as successor trustee, which we refer to as the Mortgage Trustee. The Restated Indenture amends and restates the 1947 Indenture and the supplemental indentures to the 1947 Indenture. The Restated Indenture became effective and operative on October 1, 1993. The Mortgage Indenture will govern the first mortgage bonds offered by this prospectus. As of March 31, 2008, there were two series of first mortgage bonds in an aggregate principal amount of $215 million outstanding under the Mortgage Indenture.

        The holders of the outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change in control transaction. The Mortgage Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

        When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

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  the title of the series;

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  any limit on the aggregate principal amount of the series;

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  the price at which the series will be issued;

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  the date or dates of maturity of that series;

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  the date or dates on which we will pay the principal of that series;

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  the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

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  the date or dates from which interest will accrue;

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  the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the first mortgage bonds of that series are registered on the regular record dates;

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  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

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  the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

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  whether we will issue that series in whole or in part in book-entry form; and

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  any other terms of that series of first mortgage bonds.

        Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise, we may from time to time, without the consent of the holders of that series of first mortgage bonds, reopen such series of first mortgage bonds and issue additional first mortgage bonds with the same terms (including maturity and interest payment terms) as such series of first mortgage bonds.

Interest Payments

        Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise, the amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which such interest is payable on the first mortgage bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

Redemption

        The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series.

Security for the First Mortgage Bonds

        The first mortgage bonds being issued pursuant to this prospectus will be secured equally and ratably with all of our other outstanding first mortgage bonds, subject to the provisions relating to any sinking fund for any particular series of first mortgage bonds, by a valid and direct first mortgage lien on all of the real and fixed properties, leasehold rights, franchises and permits then owned by us subject only to permitted encumbrances (as discussed below). The lien of the Mortgage Indenture does not cover securities, cash, contracts, receivables, motor vehicles, merchandise, equipment and supplies and specified non-utility property.

        The Mortgage Indenture subjects to the lien of the Mortgage Indenture all of our property, rights and franchises, except as otherwise expressly provided, that we acquired after the date of the 1947 Indenture. These provisions might not be effective as to property acquired within 90 days prior and subsequent to the filing of a case by us under the U.S. Bankruptcy Code.

        We have not made any appraisal of the properties subject to the lien of the Mortgage Indenture. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors.

        The Mortgage Indenture provides that no liens prior or equal to the lien of the Mortgage Indenture, other than permitted encumbrances, may be created or permitted to exist on the mortgaged and pledged property whether now owned or acquired in the future. (Section 8.04 of the Restated Indenture.)

        Permitted encumbrances include, among others, the following:

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  permitted liens (liens for taxes not yet delinquent or being contested in good faith, mechanics', workers' and other similar liens not yet delinquent or being contested in good faith and easements and rights of way that do not materially impair the use of the property in the operation of our business);

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  rights of parties to agreements with us relating to property owned or used jointly with that party, provided the rights:
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  do not materially impair the use of the property in the normal operation of our business;

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  do not materially affect the security provided by the Mortgage Indenture; and

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  are not inconsistent with the remedies of the Mortgage Trustee upon a completed default;

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  leases existing on the effective date of the Restated Indenture affecting property owned by us on the effective date;

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  leases that do not interfere in any material respect with the use by us of the property for its intended purpose and that will not have a material adverse impact on the security provided by the Mortgage Indenture;

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  other leases relating to 5% or less of the sum of our depreciable property and land; and

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  any mortgage, lien, charge or other encumbrance prior or equal to the lien of the Mortgage Indenture, other than a prepaid lien, existing on the date we acquire the property, provided that on the acquisition date:
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  no default has occurred and is continuing;

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  the principal amount secured by that mortgage, lien, charge or encumbrance does not exceed 66 2/3% of the lesser of the cost or fair value of the property; and

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  that mortgage, lien, charge or encumbrance will apply only to the property originally subject to that mortgage, lien, charge or encumbrance, we will close that mortgage, lien, charge or encumbrance and we will not issue additional indebtedness under that mortgage, lien, charge or encumbrance.

        (Section 1.03 of the Restated Indenture.)

        With the consent of the holders of 66 2/3% of the principal amount of first mortgage bonds outstanding, the Company may (1) permit the creation or existence of a prior lien with respect to up to 50% of the sum of our depreciable property and land, after giving effect to the prior lien and the acquisition of the property subject to the prior lien or (2) terminate the lien of the Mortgage Indenture with respect to up to 50% of the sum of our depreciable property and land. (Section 19.02(e) of the Restated Indenture.)

Sinking Fund Provisions

        We currently do not have any outstanding first mortgage bonds that are, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the first mortgage bonds offered by this prospectus will not be, subject to a sinking fund.

Maintenance Provisions

        As a maintenance fund for the first mortgage bonds, we have agreed to pay to the Mortgage Trustee on each May 1 an amount equal to 2.50% of our completed depreciable property as of the end of the preceding calendar year, after deducting credits at our option for the following:

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  maintenance;

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  renewals or replacements;

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  property retirements offset by permanent additions;

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  retirements or redemptions of first mortgage bonds; and

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  amounts of established permanent additions.

        (Section 9.01 of the Restated Indenture.)

        We may withdraw moneys from the maintenance fund in amounts equal to retirements of first mortgage bonds and permanent additions. Cash on deposit in the maintenance fund may be used for the purchase or redemption of first mortgage bonds. Any redemption of this nature would be at the applicable regular redemption price of the first mortgage bonds to be redeemed and subject to any restrictions on the redemption of the first mortgage bonds. (Sections 9.03 and 9.04 of the Restated Indenture).

        The Restated Indenture further provides that to the extent that maintenance fund credits exceed 2.50% of our completed depreciable property for any year after 1990, such excess credits may be applied in future years (1) to offset any maintenance fund deficiency or (2) to increase the amount of established permanent additions available for use under the Mortgage Indenture in an aggregate amount equal to the lesser of such excess credits or the amount of permanent additions used after 1990 for the maintenance fund. (Section 9.05 of the Restated Indenture.)

        We have agreed to maintain our properties in adequate repair, working order and condition. (Section 8.06 of the Restated Indenture.)

Issuance of Additional First Mortgage Bonds

        The maximum principal amount of first mortgage bonds that we may issue under the Mortgage Indenture is not limited, except as described below. We may issue additional first mortgage bonds in an aggregate principal amount not exceeding (1) 66 2/3% of the cost or fair value, whichever is less, of permanent additions after deducting retirements (Article V of the Restated Indenture); (2) the aggregate principal amount of retired first mortgage bonds, which have not been otherwise used under the Mortgage Indenture (Article VI of the Restated Indenture); or (3) the amount of cash deposited with the Mortgage Trustee, which cash may be withdrawn on the same basis as additional first mortgage bonds may be issued under clauses (1) and (2) above (Article VII of the Restated Indenture).

        At April 30, 2008, the amount of net permanent additions available for the issuance of first mortgage bonds was approximately $526 million, of which $375 million could be used to authenticate the $250 million principal amount of the first mortgage bonds. As of April 30, 2008, $166 million of retired first mortgage bonds were available to authenticate up to $166 million of first mortgage bonds.

        We may not issue any additional first mortgage bonds on the basis of clause (1), clause (2) under specified conditions or clause (3) above, unless the earnings applicable to bond interest for a specified 12-month period are equal to at least twice the annual interest requirements on the first mortgage bonds, including those about to be issued, any permitted indebtedness and any obligations secured by prior liens. (Sections 1.03, 5.03, 5.06, 6.02 and 7.01 of the Restated Indenture.) The calculation of earnings applicable to bond interest includes all of our gross revenue, including our nonutility revenues. (Section 1.03 of the Restated Indenture.)

        Permanent additions generally include, among other things, the following:

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  our electric and steam generating, transmission and distribution properties;

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  our gas storage and distribution properties;

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  construction work-in-progress;

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  our fractional and undivided property interests;

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  property used for providing telephone or other communication services; and

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  engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports preliminary to or associated with the acquisition or construction of any depreciable property.

        (Section 1.03 of the Restated Indenture.)

        Earnings applicable to bond interest for the 12 months ended March 31, 2008 would be 2.92 times the annual interest requirements on our first mortgage bonds, including the first mortgage bonds issued pursuant to this prospectus at an assumed 6.125% interest rate, and any obligations secured by prior liens and any permitted indebtedness secured by permitted encumbrances. Additional first mortgage bonds may vary as to maturity, interest rate, redemption prices and sinking fund provisions, among other things. (Article II of the Restated Indenture.)

Provisions Limiting Dividends on Common Stock

        The Mortgage Indenture does not restrict our ability to pay dividends on our common stock.

Release Provisions

        The Mortgage Indenture permits the release from its lien of any property upon depositing or pledging cash or certain other property of comparable fair value. The Mortgage Indenture also permits the following, in each case without any release or consent by the Mortgage Trustee or accountability to the Mortgage Trustee for any consideration received by us:

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  the sale or other disposal of any machinery, equipment, tools, implements or similar property subject to the lien of the Mortgage Indenture that has become obsolete or unfit for use or no longer useful, necessary or profitable in our business, upon replacement or substitution of with property of equal value;

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  the cancellation, change or alteration of contracts, leases, rights-of-way and easements;

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  the surrender and modification of any franchise, license, governmental consent or permit subject to certain restrictions;

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  the sale or other disposal of all vessels and marine equipment, railroad engines, cars and related equipment, airplanes, airplane engines and other flight equipment, office furniture and leasehold interests in property owned by third parties for office purposes; and

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  the leasing of the property subject to the lien of the Mortgage Indenture if it does not interfere in any material respect with the use of the property for the purpose for which it is held by us and will not have a material adverse impact on the security afforded by the Mortgage Indenture.

        (Article XI of the Restated Indenture.)

        Any of the mortgaged and pledged property may be released from the lien of the Mortgage Indenture if, after the release, the fair value of the remaining mortgaged and pledged property of the character of permanent additions equals or exceeds a sum equal to 150% of the aggregate principal amount of first mortgage bonds outstanding. (Section 11.03(k) of the Restated Indenture.) Upon satisfaction of the requirements set forth in the Mortgage Indenture, this provision would permit us to spin off or otherwise dispose of a substantial amount of assets or a line of business, including all or a portion of our electric generation, transmission or distribution assets, or our gas storage and distribution assets, without depositing cash or property with the Mortgage Trustee or obtaining the consent of the holders of the first mortgage bonds.

Modification of the Mortgage Indenture

        We and the Mortgage Trustee may modify and amend the Mortgage Indenture from time to time. We will not need the consent of the holders of the first mortgage bonds for the following types of amendments, among others:

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  to subject additional property to the lien of the Mortgage Indenture;

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  to add to our covenants for the benefit of the holders; or

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  to cure ambiguities or correct inconsistent provisions.

        (Section 19.01 of the Restated Indenture.)

        With our consent, other provisions of the Mortgage Indenture may be changed by the affirmative vote of the holders of 66 2/3% in principal amount of the first mortgage bonds outstanding except that, among other things, the following may not be done without the consent of the holder of each first mortgage bond so affected:

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  the maturity of a first mortgage bond may not be changed;

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  the interest rate may not be reduced;

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  the right to institute suit for the enforcement of any principal or interest payment may not be impaired;

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  no prior lien with respect to any of the property mortgaged or pledged under the Mortgage Indenture may be created with respect to more than 50% of the sum of land and depreciable property; or

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  the required percentage of the holders of first mortgage bonds relating to actions that require their consent may not be changed.

        (Section 19.02 of the Restated Indenture.)

Defaults

        The following is a summary of events defined in the Mortgage Indenture as completed defaults:

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  default in payment of principal of any first mortgage bond;

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  default continued for 30 days in payment of interest on any first mortgage bond;

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  default continued for 60 days in any sinking fund payment;

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  default in the covenants contained in Section 8.11 of the Restated Indenture regarding bankruptcy, insolvency, assignment or receivership; and

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  default continued for 60 days after notice to us from the Mortgage Trustee in the performance of any other covenant, agreement or condition in the Mortgage Indenture.

        (Section 14.01 of the Restated Indenture.)

         Notice of Default.    The Mortgage Trustee is required to give notice to bondholders within 90 days after the occurrence of a default, unless the default has been cured or waived before giving its notice; provided that, except in the case of a default in payment of principal or interest on any first mortgage bond or to make any sinking fund payment, the Mortgage Trustee may withhold the notice if it determines in good faith that withholding the notice is in the interest of the bondholders. Any notice of default of the covenants contained in Section 8.11 of the Restated Indenture regarding bankruptcy, insolvency, assignment or receivership may not be given until at least 90 days after the occurrence of the default. (Section 17.02 of the Restated Indenture.)

         Acceleration of Maturity.    In case of a completed default, the Mortgage Trustee may, and upon request of the holders of 25% in principal amount of the first mortgage bonds outstanding will, declare the first mortgage bonds due and payable, subject to the right of the holders of a majority of the first mortgage bonds then-outstanding to rescind or annul such action. Further, the Mortgage Trustee is obligated to take the actions provided in the Mortgage Indenture to enforce payment of the first mortgage bonds and the lien of the Mortgage Indenture upon being requested to do so by the holders of a majority in principal amount of the first mortgage bonds. However, the holders of a majority in principal amount of the first mortgage bonds may direct the taking of any of these actions or the refraining from these actions as is not in violation of the law or the Mortgage Indenture. Before taking these actions, the Mortgage Trustee may require adequate indemnity against the costs, expenses and liabilities to be incurred in connection with these actions. (Article XIV of the Restated Indenture.)

         Compliance Certificate.    We are required to furnish with the Mortgage Trustee information, documents and reports regarding our compliance with the conditions and covenants of the Mortgage Indenture as may be required by the rules and regulations of the SEC, including a certificate, furnished at least annually, as to whether, to the knowledge of the officer signing such certificate, we are in compliance with the conditions and covenants under the Mortgage Indenture. (Section 8.18 of the Restated Indenture.)

Other Provisions

        Whenever all indebtedness secured by the Mortgage Indenture has been paid, or adequate provision for payment has been made, the Mortgage Trustee will cancel and discharge the Mortgage Indenture. (Article XVIII of the Restated Indenture.) We may deposit with the Mortgage Trustee any combination of cash or government obligations in order to provide for the payment of any series or all of the first mortgage bonds outstanding. This deposit could constitute a taxable event as to holders of those first mortgage bonds, creating possible adverse tax consequences. The Mortgage Indenture also provides that we must furnish to the Mortgage Trustee officers' certificates, certificates of an engineer, appraiser or other expert and, in some cases, accountants' certificates in connection with the authentication of first mortgage bonds, the release or release and substitution of property and some other matters, and opinions of counsel as to the lien of the Mortgage Indenture and some other matters. (Articles IV, V, VI, VII, XI and XVIII and Section 21.08 of the Restated Indenture.)

Concerning the Trustee

        U.S. Bank National Association is the Mortgage Trustee under the Mortgage Indenture. We maintain banking relationships with the Mortgage Trustee in the ordinary course of business. The Mortgage Trustee also acts as trustee for our senior unsecured debt securities discussed below under "Description of the Senior Unsecured Debt Securities."

Governing Law

        The Mortgage Indenture and first mortgage bonds to be issued pursuant to this prospectus are governed by, and construed in accordance with, the laws of the State of Wisconsin.

 DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

        The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the senior unsecured debt securities, which we refer to as debt securities, will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

        The debt securities will be represented either by global securities registered in the name of DTC, as Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption "Book-Entry System" in this prospectus.

General

        We may issue the debt securities from time to time in one or more new series under the Indenture dated September 1, 2000, as previously supplemented by one supplemental indenture and as to be supplemented by one or more new supplemental indentures for the debt securities, which we collectively refer to as the Senior Indenture, all from us to U.S. Bank National Association, as successor trustee, which we refer to as the Senior Trustee. The Senior Indenture will govern the debt securities offered by this prospectus. As of March 31, 2008, there was one series of debt securities in an aggregate principal amount of $80 million outstanding under the Senior Indenture.

        The holders of the outstanding debt securities do not, and, unless the supplemental indenture that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not, have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

        The debt securities will be our senior unsecured obligations and will rank on a parity with our other existing and future senior unsecured indebtedness. Our secured debt will have a prior claim on the assets pledged to secure such debt and, therefore, our debt securities will be effectively subordinated to all of our current and future secured debt, including our first mortgage bonds to the extent of the value of the properties securing them. As of March 31, 2008, we had $215 million of secured debt outstanding. The amount of debt securities that we may issue under the Senior Indenture is not limited.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

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  the title of the series;

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  any limit on the aggregate principal amount of the series;

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  the price at which the series will be issued;

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  the date or dates of maturity of that series;

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  the date or dates on which we will pay the principal of that series;

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  the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

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  the date or dates from which interest will accrue;

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  the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the debt securities of that series are registered on the regular record dates;

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  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

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  the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

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  whether we will issue that series in whole or in part in book-entry form; and

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  any other terms of that series of debt securities.

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise, we may from time to time, without the consent of the holders of that series of debt securities, reopen such series and issue additional debt securities with the same terms (including maturity and interest payment terms) as such series of debt securities.

Interest Payments

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise, the amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which such interest is payable on the debt securities is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

Registration, Transfer and Exchange

        Debt securities of any series may be exchanged for one or more new securities of any authorized denomination and of like aggregate principal amount, series and stated maturity and having the same terms and issue date or dates. (Section 2.6 of the Senior Indenture).

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office of the Senior Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected upon the Senior Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.6 and 2.7 of the Senior Indenture.)

        The Senior Trustee will not be required to exchange or register a transfer of any debt securities of a series selected, called or being called for redemption except, in the case of any debt security to be redeemed in part, the portion of that debt security not to be so redeemed. (Section 2.6 of the Senior Indenture.) See the information under the caption "Book-Entry System."

Payment and Paying Agents

        Principal, interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described below under the caption "Book-Entry System." Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, principal, interest and premium, if any, on debt securities that are in the form of certificated securities will be paid by check mailed to the holder at that person's address as it appears in the register for the debt securities maintained by the Senior Trustee; however, a holder of $10,000,000 or more of the debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Senior Trustee on or prior to the applicable record date. Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated securities will be payable in immediately available funds at the office of the Senior Trustee. (Section 2.12 of the Senior Indenture.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any debt securities that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holder of those debt securities will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture.)

Events of Default

        The following is a summary of events that constitute events of default under the Senior Indenture:

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  default in the payment of interest on any debt security issued under the Senior Indenture when due and continuance of that default for 30 days;

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  default in the payment of principal and premium, if any, on any debt security issued under the Senior Indenture when due and payable and continuance of that default for five days;

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  failure to perform or breach of any of our other covenants or agreements in the debt securities or in the Senior Indenture and the continuation of that failure or breach for 90 days after we have been given written notice of that failure or breach as provided in the Senior Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

        (Section 7.1 of the Senior Indenture.)

        If an event of default occurs and is continuing, either the Senior Trustee or the holders of a majority in principal amount of the outstanding debt securities may declare the principal amount of all debt securities to be due and payable immediately. At any time after an acceleration of the debt securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the debt securities has been obtained, if we pay or deposit with the Senior Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium that has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the debt securities. (Section 7.1 of the Senior Indenture.)

        The Senior Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of debt securities unless such holders have offered reasonable indemnity to the Senior Trustee. (Section 8.2 of the Senior Indenture.) The holders of a majority in principal amount of the outstanding debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred on the Senior Trustee, relating to the debt securities. (Section 7.7 of the Senior Indenture.) Each holder of a debt security has the right to institute a proceeding relating to the Senior Indenture, but this right is subject to conditions precedent specified in the Senior Indenture. (Section 7.4 and 7.7 of the Senior Indenture.)

The Senior Trustee is required to give the holders of the debt securities notice of the occurrence of a default within 90 days of the occurrence of the default, unless the default is cured. Except in the case of a payment default on any debt securities, however, the Senior Trustee may withhold notice if it determines in good faith that it is in the interest of such holders to do so. (Section 7.8 of the Senior Indenture.) We are required to deliver to the Senior Trustee each year a certificate as to whether, to the knowledge of the officers signing such certificate, we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture.)

Modification

        We and the Senior Trustee may modify and amend the Senior Indenture from time to time.

        We will not need the consent of the holders of debt securities for the following types of amendments, among others:

  •
  to add to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

  •
  to add security for the securities; or

  •
  to make various other modifications, generally of a ministerial or immaterial nature.

        (Section 12.1 of the Senior Indenture.)

        We will need the consent of the holders of each debt security so affected to do any of the following, among others:

  •
  change the maturity date of any debt security;

  •
  reduce the interest rate or extend the time of payment of interest;

  •
  reduce the principal amount of any debt security, the premium payable on any debt security;

  •
  change the date on which any security may be redeemed or repaid;

  •
  change the currency of any payment of principal, premium or interest on any debt security; or

  •
  impair the right of a holder of any debt security to institute suit for the enforcement of any payment relating to that debt security.

        Additionally, we may not modify these requirements or reduce the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture or to waive past defaults without the consent of the holders of all of the outstanding debt securities.

        (Section 12.2 of the Senior Indenture.)

        Amendments requiring holders' consent, other than those described in the above paragraph, will require the approval of the holders of a majority in aggregate principal amount of the outstanding securities. (Section 12.2 of the Senior Indenture.)

Defeasance and Discharge

        We may be discharged from all obligations relating to the debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and maintain paying agencies) if we irrevocably deposit with the Senior Trustee, in trust for the benefit of holders of debt securities, cash or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium, if any, and interest on all outstanding debt securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Senior Indenture. If we discharge our obligations as described above, the holders of debt securities must look only to the funds deposited with the Senior Trustee, and not us, for payments on the debt securities. (Section 4.1 of the Senior Indenture.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all of our assets unless (1) the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium, if any, on all of the debt securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe and (2) we or the successor or transferee corporation, as applicable, are not, immediately following such merger, sale or transfer, in default in the performance of any of those covenants. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture, and we will be released from all obligations under the Senior Indenture. Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Senior Indenture will define all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior calendar year and specifically will permit any sale, transfer or disposition during a calendar year of less than 50% of our total assets without the consent of the holders of the securities. (Sections 11.1 and 11.2 of the Senior Indenture.)

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Senior Indenture will not contain any financial or other similar restrictive covenants.

Resignation or Removal of Senior Trustee

        The Senior Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10 of the Senior Indenture.)

        The holders of a majority in principal amount of the outstanding securities may remove the Senior Trustee at any time. In addition, so long as no event of default or event that, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Trustee upon notice to the holder of each debt security outstanding and appointment of a successor Senior Trustee. (Section 8.10 of the Senior Indenture.)

Concerning the Senior Trustee

        U.S. Bank National Association is the Senior Trustee. We maintain banking relationships with the Senior Trustee in the ordinary course of business. The Senior Trustee also acts as trustee for our first mortgage bonds discussed above under "Description of the First Mortgage Bonds."

 BOOK-ENTRY SYSTEM

        Each series of first mortgage bonds or debt securities offered by this prospectus may be issued in the form of one or more global first mortgage bonds or global debt securities, as applicable, representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the applicable trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

        Unless otherwise specified in the prospectus supplement that describes a particular series of first mortgage bonds or debt securities, DTC will act as Depository for those securities issued as global securities. The securities will be registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants and, together with Director Participants, Participants. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com or http://www.dtc.org.

        Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect

Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions and dividend payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

        The global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of first mortgage bonds or debt securities or (3) we execute and deliver to the trustee an order that the global securities will be so exchangeable.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

        Any underwriters, dealers or agents of any securities may be Direct Participants of DTC.

PLAN OF DISTRIBUTION

        We intend to sell the securities offered by this prospectus to or through underwriters or dealers, and may also sell the securities directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of securities.

        The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement relating to an issue of securities.

        Under agreements into which we may enter in connection with the sale of the securities, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

        No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, that information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make the offer in the jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since that date.

 LEGAL OPINIONS

        Legal opinions relating to the first mortgage bonds and debt securities offered by this prospectus will be rendered by our counsel, Michael C. Connelly, and Jones Day, Chicago, Illinois, counsel for our company. Certain legal matters relating to the first mortgage bonds and senior unsecured debt securities will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York, for any underwriters, dealers or agents named in a prospectus supplement. Michael C. Connelly is our Vice President and General Counsel and is the beneficial owner of less than 1% of the common stock of our parent company, Xcel Energy.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,") which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$200,000,000

Northern States Power Company
(a Wisconsin corporation)

6.375% First Mortgage Bonds, Series due September 1, 2038

Prospectus Supplement
September 3, 2008

Joint Book-Running Managers

Banc of America Securities LLC	BNY Mellon Capital Markets, LLC
Co-Manager
KeyBanc Capital Markets

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Company
The Offering
RISK FACTORS
USE OF PROCEEDS
RATIOS OF CONSOLIDATED EARNINGS TO CONSOLIDATED FIXED CHARGES
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
CRITICAL ACCOUNTING POLICIES
LIQUIDITY AND CAPITAL RESOURCES
SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS
UNDERWRITING
RISK FACTORS
ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
OUR COMPANY
USE OF PROCEEDS
RATIO OF CONSOLIDATED EARNINGS TO CONSOLIDATED FIXED CHARGES (unaudited)
DESCRIPTION OF THE FIRST MORTGAGE BONDS
DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES
BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS